FLORIDA STREET GROWTH FUND

                              PLAN OF DISTRIBUTION

                             PURSUANT TO RULE 12B-1

         WHEREAS, AmeriPrime Funds, an Ohio business trust (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the "Shares"), which may be divided into one or more series of Shares ("Series"); and

         WHEREAS, the Trust currently offers several Series, one of which is the Florida Street Growth Fund (the "Fund"); and

         WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Disinterested Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Fund and its shareholders, have approved this Plan, with respect to certain classes of shares ("Classes") of the Fund set forth in exhibits hereto, by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

      NOW THEREFORE, the Trust hereby adopts this Plan for the Fund, in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

     1. Distribution Activities. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities related to the distribution of the Shares of the Fund, which activities may include, but are not limited to, the following:
          (a) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisors and others that are engaged in the sale of Fund Shares, or that may be advising shareholders of the Fund regarding the purchase, sale or retention of Shares; (b) expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Fund Shares; (c) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund; (d) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (e) costs of preparing, printing and distributing sales literature; (f) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and (g) costs of implementing and operating this Plan. The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of Fund Shares, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

     2. Annual Fee. The Fund will pay the Fund's investment adviser ("the Adviser") an annual fee for the Adviser's services in connection with the sales and promotion of the Fund, including its expenses in connection therewith (collectively, "Distribution Expenses"). The annual fee paid to the Adviser under this Plan will be calculated daily and paid monthly by the Fund on the first day of each month at an annual rate of 0.75% of the average daily net assets of the Fund. Payments received by the Adviser pursuant to this Plan are in addition to fees paid by the Fund pursuant to the Management Agreement.

     3. Term and Termination. a. This Plan shall become effective (i) after approval by majority votes of: (a) the Trust's Board of Trustees; and
          (b) the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on the Plan; and (ii) upon execution of an exhibit adopting this Plan.

                  b. This Plan shall remain in effect with respect to each Class presently set forth on an exhibit and any subsequent Classes added pursuant to an exhibit during the initial year of this Plan for the period of one year from the date determined pursuant to paragraph 3(a) above and may be continued thereafter if this Plan is approved with respect to each Class at least annually by a majority of the Trust's Board of Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Plan. If this Plan is adopted with respect to a Class after the first annual approval by the Trustees as described above, this Plan will be effective as to that Class upon execution of the applicable exhibit pursuant to the provisions of paragraph 3(a) above and will continue in effect until the next annual approval of this Plan by the Trustees and thereafter for successive periods of one year subject to approval as described above.

                  c. This Plan may be terminated at any time as to any Class by the vote of a majority of the Disinterested Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund. If this Plan is terminated, the Fund will not be required to make any payments for expenses incurred after the date of termination.

      4. Amendments. All material amendments to this Plan must be approved in the manner provided for annual renewal of this Plan in Section 3(b) hereof. In addition, this Plan may not be amended to increase materially the amount of expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Fund (as defined in the 1940 Act).

          5. Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

          6. Quarterly Reports. The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

      7. Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to
                  Section 6 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

       8. Limitation of Liability. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the State of Ohio and notice is hereby given that this Plan is executed on behalf of the Trustees of the Trust as trustees and not individually and that the obligations of this instrument are not binding upon the Trustees, the shareholders of the Trust individually or the assets or property of any other series of the Trust, but are binding only upon the assets and property of the Fund.

9759 03/10/2000 10:52 AM

                                   Exhibit to

                           FLORIDA STREET GROWTH FUND

                              PLAN OF DISTRIBUTION

                             PURSUANT TO RULE 12B-1

The Plan has been adopted with respect to the following Classes:

                                     Class C Shares

                                AmeriPrime Funds

Dated: January 28, 2000                 By: ___/s/___________________
                                         Kenneth Trumpfheller, President